As filed with the Securities and Exchange Commission on June 27, 2000
                                                   Registration Number 333-XXXXX
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                NBT Bancorp Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   16-1268674
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

                              52 South Broad Street
                             Norwich, New York 13815
                                  607/337-2265
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   Copies to:
Daryl R. Forsythe                           Brian D. Alprin, Esq.
President and Chief Executive Officer       Laurence S. Lese, Esq.
NBT Bancorp Inc.                            Duane, Morris & Heckscher LLP
52 South Broad Street                       1667 K Street, N.W., Suite 700
Norwich, New York 13815                     Washington, D.C. 20006-1608
607/337-2265                                202/776-7800

-----------------------------------
(Name, Address, Including Zip Code,
and Telephone Number, Including
Area Code, of Agent For Service)

         Approximate date of commencement of proposed sale to the public: as soon as practicable after effectiveness of the registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE





====================================================================================================================================
                                                                                            Proposed Maximum
                                                                   Proposed Maximum        Aggregate Offering
                                                                  Aggregate Price per            Price                Amount of
   Title of Shares to Be Registered          Amount to Be               Unit(1)                                  Registration Fee(1)
                                              Registered
------------------------------------------------------------------------------------------------------------------------------------
common stock, $.01 par value                    420,989                    $10.5625              $4,446,697         $ 1,174
====================================================================================================================================


(1) Pursuant to Rule 457(c), the registration fee has been determined on the basis of the average of the high and low prices of NBT common stock as reported on the Nasdaq National Market on June 26, 2000, a date within five business days prior to the date of filing the registration statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                                 420,989 SHARES
                     COMMON STOCK ($.01 PAR VALUE PER SHARE)
                                NBT BANCORP INC.


         This prospectus relates to the offering by a selling stockholder, David
T. Griffith, for resale of 420,989 shares of common stock, $.01 par value per share of NBT Bancorp Inc., a Delaware corporation. This offering is not being underwritten. Mr. Griffith will receive the entire proceeds of any sales he is able to make of the shares, except for brokerage commissions and other costs he must incur in connection with his sales. We will receive no part of the proceeds of any sales made by Mr. Griffith. We have not previously registered any of Mr. Griffith's shares of our common stock prior to the filing of the Registration Statement of which this prospectus is a part.

         Our common stock is quoted on the Nasdaq National Market under the symbol "NBTB." On June __, 2000, the last reported sale price of our common stock was $XX.XX per share.

         Mr. Griffith may offer the shares for sale from time to time through broker-dealers on the Nasdaq National Market, or otherwise, at such prices as he is able to obtain at the time of each sale. Mr. Griffith and any broker executing selling orders on his behalf may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution."

         We encourage you to read this prospectus carefully. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See "Where You Can Find More Information" on page 2.


                  NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NBT SHARES TO BE ISSUED UNDER THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF NBT COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES. THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY DOES NOT INSURE OR GUARANTEE ANY LOSS TO YOU OF YOUR INVESTMENT VALUE IN THE NBT COMMON STOCK.

                  The date of this prospectus is June __, 2000

         No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholder or any other person. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since the date as of which information is given in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or a solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.


                                TABLE OF CONTENTS

Where You Can Find More Information ......................................  2

NBT Bancorp Inc. SEC Filings  (SEC File No. 0-14703) .....................  3

NBT Bancorp Inc ..........................................................  3

Use of Proceeds ..........................................................  5

Price Range of Common Stock and Dividends ................................  5

Selling Stockholder ......................................................  6

Plan of Distribution .....................................................  6

Description of NBT Capital Stock .........................................  7

Legal Matters ............................................................  8

Experts ..................................................................  8

Cautionary Statement Regarding Forward-Looking Statements ................  9

Unaudited Pro Forma Condensed Combined Financial Statements .............. 10

Notes to Unaudited Pro Forma Condensed Combined Financial Statements ..... 17


WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at {http://www.sec.gov}. In addition, you may read and copy our SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. Our Internet address is
{www.nbtbank.com}.

         We have filed a registration statement on Form S-3 to register with the SEC our common stock being offered and sold by the selling stockholder, Mr. Griffith. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. These documents contain important information about our company, our finances and our common stock.

NBT BANCORP INC. SEC FILINGS  (SEC FILE NO. 0-14703)

         We incorporate by reference the documents listed below and any future filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination date of this offering.

         o Annual Report on Form 10-K for the year ended December 31, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         o Current Reports on Form 8-K, filed with the SEC on February 22, 2000, March 3, 2000, March 31, 2000, and April 28, 2000;
                  and

         o Our SEC Rule 424(b) final prospectus, dated April 3, 2000, with respect to the section captioned "Description of NBT Capital Stock."

         On March 31, 2000, we filed a Current Report on Form 8-K with the SEC. The report contains our supplemental consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, which have been restated to include the effects of the Lake Ariel Bancorp, Inc. merger, which was accounted for as a pooling of interests.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

         NBT Bancorp Inc.
         52 South Broad Street
         Norwich, New York 13815
         Attention: Michael J. Chewens, CPA
         Tel: (607) 337-6520

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN MAKING YOUR DECISION TO INVEST IN OUR COMPANY AND STOCK. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE USE OF THIS PROSPECTUS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

NBT BANCORP INC.

         We are a registered bank holding company incorporated in the State of Delaware and the parent holding company of NBT Bank, N.A. and LA Bank, N.A., each a national bank. NBT Bank is a full service commercial bank providing a broad range of financial products and services in central and northern New York. On February 17, 2000, we completed our acquisition of Lake Ariel Bancorp, Inc., the parent holding company of LA Bank. Upon completion of the merger, LA Bank became our wholly-owned subsidiary. LA Bank provides commercial banking products and services in northeastern Pennsylvania. The following financial information reflects our merger with Lake Ariel on a pooled basis. In fiscal year ended December 31, 1999, our net income was $22.2 million. As of December 31, 1999, our total assets were approximately $2.0 billion, total deposits were approximately $1.5 billion and stockholders' equity was approximately $159.9 million.

         On December 7, 1999, we entered into an agreement with Pioneer American Holding Company Corp., a registered bank holding company incorporated in the Commonwealth of Pennsylvania. Pioneer American is the parent holding company of Pioneer American Bank, National Association, a national bank. Pioneer American Bank provides commercial banking products and services in northeastern Pennsylvania. In fiscal year 1999, Pioneer American's net income was $4.1 million. As of December 31, 1999, Pioneer American's total assets were approximately $418.8 million, total deposits were approximately $299.5 million and stockholders' equity was approximately $31.6 million. The stockholders of NBT and Pioneer American will vote upon the merger at their respective stockholders' meetings on June 20, 2000. We will account for the acquisition of Pioneer American as a pooling of interests.

         On April 20, 2000, we and BSB Bancorp, Inc., a Delaware corporation, announced that we would merge. Following our merger with BSB, we will be the surviving corporation. We and BSB will choose a new name for the surviving corporation before our merger with BSB occurs. The surviving corporation will have assets of approximately $4.7 billion. The surviving corporation will have three direct operating subsidiaries including two community banks (the combined NBT and BSB banks and the combined Lake Ariel and Pioneer American banks) and a financial services company, NBT Financial Services, Inc. Stockholders of BSB will receive two shares of our common stock for each share exchanged. We will issue approximately 20.5 million shares of our common stock to the former stockholders of BSB upon completion of the merger. Based on the April 19, 2000, closing price of our common stock on the Nasdaq National Market, the transaction was valued at $251 million or $24.00 per share for the outstanding common stock of BSB. The merger with BSB, which our board of directors and that of BSB have unanimously approved, is subject to approval by each company's stockholders and by banking regulators. We anticipate the merger will close in the fourth quarter of 2000. We intend the merger with BSB to be accounted for as a pooling-of-interests and to qualify as a tax-free exchange for BSB stockholders.

         Simultaneous with our merger with BSB, our and BSB's principal banking subsidiaries, NBT Bank and BSB Bank & Trust Company, will merge, with NBT Bank being the surviving bank in the bank merger. The surviving bank will be one of the largest independent community banks in upstate New York. The surviving bank will serve 12 counties from more than 55 offices and over 100 ATMs. A new name will be chosen for the surviving bank prior to our merger with BSB.

         The surviving corporation will have a 15-seat board of directors which will be made up of seven directors designated by BSB from the members of its board of directors and six directors designated by us from the members of our board, plus one designated by us from the former Lake Ariel Bancorp, Inc., which we acquired in February 2000, and who is serving on our Board and one designated by us from Pioneer American who is serving on our Board, subject to the closing of our merger with Pioneer American. If we do not complete our merger with Pioneer American before the effective time of the merger with BSB, the board of directors of the surviving corporation will consist of 13 directors, six of whom will be designated by BSB, six by us, and one former Lake Ariel board member who is serving on our Board. This former Lake Ariel board member will be designated by us. Upon completion of our merger with BSB, our common stockholders will have ownership of approximately 53 percent of the surviving corporation while BSB's common stockholders will own approximately 47 percent, assuming consummation of our merger with Pioneer American.

         Daryl R. Forsythe, our president and chief executive officer, will become the chairman, president and chief executive officer of the surviving corporation and William C. Craine, chairman of BSB, will become the vice chairman of the surviving corporation and chairman of its executive committee. Our Bank's president and chief operating officer, Martin A. Dietrich, will become the president and chief operating officer of the surviving bank. Michael J.

Chewens, our executive vice president and chief financial officer, will serve as chief financial officer for the surviving corporation. Other members of the executive management teams at NBT and BSB will retain key roles including: Glenn
R. Small and John R. Bradley, executive vice presidents of lending and Larry Denniston, senior vice president and corporate secretary.

         The corporate offices of the surviving corporation will be located in Binghamton, New York. Other major bank functions will be conducted from the surviving corporation's Norwich, Binghamton and Scranton locations following the merger with BSB.

         The address of our principal executive offices is 52 South Broad Street, Norwich, New York 13815, and our telephone number is (607) 337-2265.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by Mr. Griffith. We will pay all expenses incurred in connection with the registration of the shares. Mr. Griffith will receive all net proceeds from the sale of the common stock under this prospectus. Mr. Griffith will pay all transaction costs associated with effecting any sales of the shares that occur.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         Our common stock trades on the Nasdaq National Market under the symbol "NBTB." The following table sets forth for the periods indicated (1) the range of high and low sales prices of our common stock and (2) the amount of cash dividends per share declared by us.

                                                   SALES PRICES
                                                   ------------
                                                 HIGH        LOW       DIVIDENDS
                                                 ----        ---       ---------
1998
           First Quarter                          $19.05     $15.99        $ 0.117
           Second Quarter                          23.48      18.37          0.154
           Third Quarter                           23.81      17.58          0.154
           Fourth Quarter                          24.29      19.72          0.162
1999
           First Quarter                          $23.33     $19.89        $ 0.162
           Second Quarter                          21.19      19.05          0.162
           Third Quarter                           20.90      16.43          0.162
           Fourth Quarter                          17.98      14.63          0.170
2000
           First Quarter                          $16.50     $11.38         $0.170
           Second Quarter (through
           ___________, 2000)                      xx.xx      xx.xx          0.170


                  The timing and amount of future dividends we declare and pay will depend upon our earnings, cash requirements, and financial condition and those of our subsidiaries and, following our merger with BSB, the earnings, cash requirements, and financial condition of the surviving corporation, applicable government regulations, and other factors deemed relevant by the board of directors of the surviving corporation. Various federal and state laws limit the ability of affiliated banks to pay dividends to us.

         As of May 31, 2000, we had 4,814 holders of record of our common stock.

SELLING STOCKHOLDER

         The selling stockholder, David T. Griffith, offers for resale by means of this prospectus some or all of the shares that he acquired from us in May 2000 upon our acquisition of M. Griffith, Inc., a New York corporation. As a result of the acquisition, M. Griffith, Inc. became a wholly-owned subsidiary of NBT Financial Services, Inc., our wholly-owned subsidiary. Mr. Griffith was the sole stockholder of M. Griffith, Inc. In exchange for his shares of M. Griffith, Inc., we issued to Mr. Griffith and Hoover and Company as escrow agent a total of 420,989 shares of our common stock, which we refer to in this and the next section as the "subject shares." The subject shares constitute approximately 2.3% of our issued and outstanding shares as of the date of this prospectus. We have deposited a portion of the subject shares into an escrow account for the benefit of us and Mr. Griffith with Herkimer County Trust Company, Herkimer, New York, subject to an escrow agreement among us, NBT Financial Services, Inc., Mr. Griffith and Herkimer County Trust Company, dated as of May 5, 2000. In accordance with the terms of the escrow agreement, the escrow agent may release from escrow a portion of the escrowed shares to Mr. Griffith over the term of the escrow agreement only upon fulfillment of certain express employment conditions by Mr. Griffith. If and when such escrowed shares are released to Mr. Griffith from escrow, Mr. Griffith may sell any or all of such former escrowed shares. We will maintain the registered status of the escrowed shares with the SEC, thereby permitting Mr. Griffith to sell any of the subject shares upon their release from escrow. We will receive no portion of any proceeds from any sale of any of the subject shares by Mr. Griffith.

         Prior to our acquisition of M. Griffith, Inc., Mr. Griffith had no relationship or affiliation with us or any of our affiliates. Following the acquisition, Mr. Griffith entered into a three-year employment agreement with us as president of our subsidiary, M. Griffith, Inc.

         We are registering Mr. Griffith's shares to permit public secondary trading of the subject shares by Mr. Griffith and to allow Mr. Griffith to offer the subject shares for resale at such times as he chooses. We cannot give any estimate as to the number of shares that Mr. Griffith will hold after completion of this offering because he may offer some or all of the subject shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the subject shares. Mr. Griffith may offer from time to time the subject shares held directly by him and those currently held in escrow but released from escrow to Mr. Griffith in the future.

PLAN OF DISTRIBUTION

         We are registering all of the 420,989 subject shares of our common stock on behalf of Mr. Griffith. We issued the subject shares to Mr. Griffith and to the escrow agent in connection with our acquisition of M. Griffith, Inc. under an exemption from the registration requirements of the Securities Act of 1933, provided by Section 4(2) of that statute. We are registering the shares in accordance with the provisions of our acquisition agreement with M. Griffith, Inc. Depending on market conditions and other factors, Mr. Griffith may sell some or all of the subject shares offered by this prospectus from time to time, in one or more transactions, on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Mr. Griffith may effect such sales directly, or through agents, or through dealers. Mr. Griffith may sell some or all of the subject shares in ordinary broker's transactions or through privately negotiated transactions or through a combination of any of these methods of sale. In connection with his sales, Mr. Griffith may pay usual and customary or specifically negotiated brokerage fees or commissions. Mr. Griffith will act independently from us in making decisions with respect to the timing, manner and size of each sale.

         The aggregate proceeds to Mr. Griffith from the sale of the subject shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. Mr. Griffith and any dealers or agents that participate in the distribution of the subject shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profit on the sale of the shares and any commissions received by any such dealer or agent in effecting sales of Mr. Griffith's shares may be deemed to be underwriting discounts and commissions under the Securities Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of the subject shares by Mr. Griffith.

         Mr. Griffith will sell the subject shares only through registered or licensed brokers or dealers if required under applicable state securities laws. Because Mr. Griffith may be deemed to be an underwriter within the meaning of
Section 2(11) under the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to Mr. Griffith and have informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the subject shares.

         We will bear all costs and expenses, including registration and accounting fees and the fees, disbursements and expenses of our counsel, in connection with the registration of the subject shares under the Securities Act. Mr. Griffith will bear all commissions and discounts, if any, payable with respect to sales of the subject shares. Mr. Griffith will pay any transaction costs associated with effecting any sales that occur. Mr. Griffith may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the subject shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF NBT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK. Our current authorized stock consists of 30,000,000 shares of common stock, $.01 par value per share, and 2,500,000 shares of preferred stock, $.01 par value per share. No shares of the preferred stock are outstanding. Our Board is authorized to issue, without further stockholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices, and liquidation preferences. As of May 31, 2000, 18,522,291 shares of our common stock were outstanding. Additionally, upon completion of our mergers with Pioneer American and BSB, we anticipate issuing approximately 5.2 million shares and 20.5 million shares, respectively, to the former stockholders of those corporations. Prior to completion of our merger with BSB, we will request our stockholders to amend our Certificate of Incorporation to increase the number of our authorized shares of common stock so that we will have a sufficient number of authorized shares to issue in our merger with BSB.

COMMON STOCK. Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of our common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by our Board out of funds legally available for dividends and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

         Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, our certificate of incorporation or our bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. Our Board is classified into three categories with each category equal in number. This means, in general, that one-third of the members of our Board are subject to reelection at each annual meeting of stockholders.

         Holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our classes of stock.

         All shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

PREFERRED STOCK. Our Board is authorized, without any further vote or action by our stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Delaware law. Because our Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of our corporation.

STOCKHOLDER RIGHTS PLAN. In November 1994, we adopted a stockholder rights plan designed to ensure that any potential acquiror of our corporation would negotiate with our Board and that all of our stockholders would be treated equitably in the event of a takeover attempt. At that time, we paid a dividend of one Preferred Share Purchase Right for each outstanding share of our common stock. Similar rights are attached to each share of our common stock issued after November 15, 1994. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of our outstanding common stock, begins a tender or exchange offer for 25 percent or more of our common stock, or an adverse person, as declared by our Board, acquires 10 percent or more of our common stock. Additionally, until the occurrence of such an event, the rights are not severable from our common stock and therefore, the rights will transfer upon the transfer of shares of our common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-hundredth of a share of our Series R Preferred Stock, $.01 par value per share, at a price of $100. The rights plan also provides that upon the occurrence of certain specified events the holders of rights will be entitled to acquire additional equity interests in us or in the acquiring entity, such interests having a market value of two times the right's exercise price of $100. The rights expire November 14, 2004, and are redeemable in whole, but not in part, at our option prior to the time they become exercisable, for a price of $.01 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board. The rights should not interfere with any merger or other business combination approved by our Board.

REGISTRAR AND TRANSFER AGENT. Our registrar and transfer agent is American Stock Transfer and Trust Company, New York, New York.

LEGAL MATTERS

         The validity of the shares of our common stock offered hereby has been passed upon by Duane, Morris & Heckscher LLP, Washington, D.C.

EXPERTS

         The consolidated financial statements and the supplemental consolidated financial statements of NBT as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Pioneer American as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of BSB Bancorp, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this prospectus and registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have used and incorporated by reference "forward-looking statements" in this prospectus. Words such as "will," "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. We have used these statements to describe our expectations and estimates in various sections of this prospectus, including:

         o        NBT Bancorp Inc.;

         o        Selling Stockholder;

         o        Plan of Distribution; and

         o        Description of NBT Capital Stock.

   Factors that might cause such differences include, but are not limited to: the timing of closing of our proposed mergers being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which we and our prospective merger partners conduct our respective operations, being less favorable than expected; the cost and effort required to integrate aspects of the operations of the companies we will acquire being more difficult than we expected; our expected cost savings from our proposed mergers not being fully realized or realized within the expected time frame; legislation or regulatory changes which adversely affect the ability of our company following our proposed acquisitions to conduct its current and future operations; and the impact of the transition to the year 2000 on the operations of us or our merger partners. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this prospectus to reflect future events or developments. Our actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors we list above. This list may not be exhaustive.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet presents the financial position of NBT Bancorp Inc. (NBT), BSB Bancorp, Inc. (BSB), and Pioneer American Holding Company Corp. (Pioneer American) as of March 31, 2000 assuming that both mergers had occurred as of March 31, 2000 after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed combined statements of income for the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998, and 1997 present the combined historical results of operations of NBT, BSB, and Pioneer American as if the mergers had been completed as of the first day of the period presented. The historical financial information of NBT has been restated to include the effects of the merger with Lake Ariel Bancop, Inc. (Lake Ariel), which was completed on February 17, 2000 and has been accounted for as a pooling of interests. Pro forma earnings per share are based on the exchange ratios of 2.0 and 1.805 for the BSB and Pioneer American mergers, respectively. The fiscal years of NBT, BSB, and Pioneer American end December 31. The unaudited pro forma condensed combined balance sheet reflects estimated non-recurring charges that may be incurred in connection with the mergers.

The unaudited pro forma condensed combined financial statements were prepared giving effect to the mergers on the pooling of interests accounting method. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of NBT, BSB, and Pioneer American are combined and reflected at their historical amounts, except as noted in the accompanying notes.

The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statements of income do not reflect potential operating expense reductions or revenue enhancements that are expected to result from the mergers, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and accompanying notes of NBT, BSB, and Pioneer American and the supplemental consolidated financial statements and accompanying notes of NBT, which have been restated to include the effects of the Lake Ariel merger. These supplemental financial statements were included in Current Report on Form 8-K, dated March 31, 2000 and incorporated by reference herein. The following historical financial information of Pioneer American and BSB has been derived from the respective companies' interim consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 which are included in the respective companies Form 10-Q for the three months ended March 31, 2000 and filed with the SEC, and their respective consolidated financial statements and accompanying notes as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, which were included in the respective companies' Form 10-K for the year ended December 31, 1999. The consolidated financial statements of BSB and Pioneer American as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 are incorporated by reference into this registration statement. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the mergers had been completed on March 31, 2000 or at the beginning of the respective periods presented or that may be attained in the future.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2000
(in thousands)

                                                                               NBT
                                                                               BSB      Pioneer American
                                      NBT           BSB        Pro Forma     Combined        Holding       Pro Forma     Combined
                                 Bancorp Inc.  Bancorp, Inc.  Adjustments   Pro Forma     Company Corp.   Adjustments   Pro Forma
                                 ------------  -------------  -----------   ---------   ----------------  -----------   ---------
ASSETS

Cash and cash equivalents        $   60,823     $   47,718     $     --    $  108,541       $ 13,216        $    --    $  121,757
Securities available for
  sale, at fair value               497,528        382,703           --       880,231        105,239             --       985,470
Securities held to maturity
  (fair value-NBT Bancorp Inc.
  $75,808, BSB Bancorp, Inc.
  $13,208, and Pioneer
  American Holding Company
  Corp. $34,560)                     78,772         13,079           --        91,851         35,746             --       127,597
Loans                             1,295,651      1,745,959                  3,041,610        245,147                    3,286,757
Less:   Allowance for loan
  losses                             17,543         31,705           --        49,248          3,145             --        52,393
-----------------------------------------------------------------------------------------------------------------------------------
   Net loans                      1,278,108      1,714,254           --     2,992,362        242,002             --     3,234,364
Premises and equipment, net          40,292         15,541           --        55,833          5,910             --        61,743
Other assets                         73,583         57,569        4,500       135,652         13,615           1,300      150,567
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                    $ 2,029,106    $ 2,230,864     $  4,500    $4,264,470      $ 415,728         $ 1,300   $4,681,498
===================================================================================================================================

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits:
 Demand (noninterest bearing)   $   210,579    $   139,639     $    --     $  350,218      $  45,842         $   --       396,060
 Savings,NOW, and money
   market                           490,328        653,091          --      1,143,419        110,880             --     1,254,299
 Time                               822,842      1,106,548          --      1,929,390        143,152             --     2,072,542
-----------------------------------------------------------------------------------------------------------------------------------
 Total deposits                   1,523,749      1,899,278          --      3,423,027        299,874             --     3,722,901
Borrowings                          327,238        135,982          --        463,220         79,489             --       542,709
Other liabilities                    15,587          8,588      16,500         40,675          4,272          5,100        50,047
Mandatorily redeemable
  preferred securities
  of subsidiary                          --         30,000          --         30,000             --             --        30,000
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities               1,866,574      2,073,848      16,500      3,956,922        383,635          5,100     4,345,657
-----------------------------------------------------------------------------------------------------------------------------------


Stockholders' equity:
  Preferred stock                        --             --          --             --             --            --             --
  Common stock                          186            114          91            391          2,935        (2,883)           443
  Additional paid-in-capital        167,047         37,590     (13,548)       191,089         11,962         1,153        204,204
  Retained earnings                  24,225        143,481     (12,000)       155,706         22,355        (3,800)       174,261
  Accumulated other
    comprehensive income (loss)     (17,615)       (10,712)         --        (28,327)        (3,429)           --        (31,756)
  Common stock in treasury,
    at cost                         (11,311)       (13,457)     13,457        (11,311)        (1,730)        1,730        (11,311)
-----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity        162,532        157,016     (12,000)       307,548         32,093        (3,800)       335,841
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY          $ 2,029,106    $ 2,230,864     $ 4,500     $4,264,470      $ 415,728       $ 1,300     $4,681,498
===================================================================================================================================

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2000

                                                                                        Pioneer                            NBT
                                                                          NBT          American                            BSB
                                                                          BSB           Holding                          Pioneer
                                  NBT           BSB        Pro Forma     Combined       Company        Pro Forma        Combined
                             Bancorp Inc.   Bancorp, Inc.  Adjustments   Pro Forma        Corp.        Adjustments       Pro Forma
                             ------------   -------------  -----------   ---------    -----------      -----------      ----------
Interest and fee income:
 Loan                          $ 27,189       $ 39,593        $ --    $ 66,782         $ 5,048             $ --         $ 71,830
 Securities                       9,865          6,674          --      16,539           2,358               --           18,897
 Other                              402             13          --         415               4               --              419
--------------------------------------------------------------------------------------------------------------------------------
   Total interest and
    fee income:                  37,456         46,280          --      83,736           7,410               --           91,146
--------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                        13,446         21,319          --      34,765           2,637               --           37,402
 Borrowings                       4,400          2,582          --       6,982           1,135               --            8,117
--------------------------------------------------------------------------------------------------------------------------------
  Total interest expense         17,846         23,901          --      41,747           3,772               --           45,519
--------------------------------------------------------------------------------------------------------------------------------
 Net interest income             19,610         22,379          --      41,989           3,638               --           45,627
 Provision for
   loan losses                    1,334          4,608          --       5,942             120               --            6,062
--------------------------------------------------------------------------------------------------------------------------------
 Net interest income
   after provision for
   loan losses                   18,276         17,771          --      36,047           3,518               --           39,565
--------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                              860            331          --       1,191              --               --            1,191
 Service charges on
   deposit accounts               1,620          1,213          --       2,833             526               --            3,359
 Net security gains
   (losses)                           -              -          --          --              --               --               --
 Other                            1,135          1,817          --       2,952             195               --            3,147
--------------------------------------------------------------------------------------------------------------------------------
  Total noninterest
    income                        3,615          3,361          --       6,976             721               --            7,697
--------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and
    employee benefits             7,081          5,899          --      12,980           1,322               --           14,302
  Office supplies
    and postage                     592            393          --         985             119               --            1,104
  Occupancy                       1,232            727          --       1,959             269               --            2,228
  Equipment                       1,137            442          --       1,579             225               --            1,804
  Professional fees
    and outside
    services                        756          1,479          --       2,235             240               --            2,475
  Data processing
    and communications            1,132            416          --       1,548              96               --            1,644
  Amortization of
    intangible assets               312             96          --         408              10               --              418
  Merger and
    acquisition charges           1,122             --          --       1,122              --               --            1,122
  Other operating                 1,619          2,261          --       3,880             494               --            4,374
--------------------------------------------------------------------------------------------------------------------------------
   Total noninterest
     expense                     14,983         11,713          --      26,696           2,775               --           29,471
--------------------------------------------------------------------------------------------------------------------------------
 Income before income
     taxes                        6,908          9,419          --      16,327           1,464               --           17,791
 Income taxes                     2,667          3,671          --       6,338             425               --            6,763
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
   Net Income                   $ 4,241        $ 5,748        $ --    $  9,989         $ 1,039             $ --         $ 11,028
================================================================================================================================

Weighted Average
 Shares Outstanding

  Basic                          18,028         10,243                 38,514           2,864                            43,684
  Diluted                        18,134         10,337                 38,808           2,887                            44,019

Earnings Per Share

  Basic                            0.24           0.56                   0.26            0.36                              0.25
  Diluted                          0.23           0.56                   0.26            0.36                              0.25


See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 1999

                                                                                           Pioneer                         NBT
                                                                             NBT          American                         BSB
                                                                             BSB           Holding                       Pioneer
                                  NBT           BSB          Pro Forma     Combined        Company    Pro Forma         Combined
                              Bancorp Inc.  Bancorp, Inc.    Adjustments   Pro Forma         Corp.    Adjustments        Pro Forma
                              ------------  --------------   ------------  ----------     ---------   ------------      ----------
Interest and fee income:
 Loan                          $ 22,679         $ 35,463          $ --     $ 58,142         $ 4,812       $    --         $ 62,954
 Securities                       8,465            6,838            --       15,303           2,291            --           17,594
 Other                              458              204            --          662              82            --              744
----------------------------------------------------------------------------------------------------------------------------------
   Total interest and
     fee income:                 31,602           42,505            --       74,107           7,185            --           81,292
----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                        11,006           17,927            --       28,933           2,729            --           31,662
 Borrowings                       2,878            3,466            --        6,344             968            --            7,312
----------------------------------------------------------------------------------------------------------------------------------
  Total interest
    expense                      13,884           21,393            --       35,277           3,697            --           38,974
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income             17,718           21,112            --       38,830           3,488            --           42,318
 Provision for
   loan losses                    1,120            3,461            --        4,581              75            --            4,656
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income
   after provision
   for loan losses               16,598           17,651            --       34,249           3,413            --           37,662
----------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                              835              251            --        1,086              --            --            1,086
 Service charges on
   deposit accounts               1,408            1,000            --        2,408             517            --            2,925
 Net security gains
   (losses)                         668             (401)           --          267              --            --              267
 Other                            1,365            1,539            --        2,904             126            --            3,030
----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest
    income                        4,276            2,389            --        6,665             643            --            7,308
----------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and
    employee benefits             5,970            5,081            --       11,051           1,331            --           12,382
  Office supplies
    and postage                     637              433            --        1,070             145            --            1,215
  Occupancy                       1,024              773            --        1,797             285            --            2,082
  Equipment                         947              427            --        1,374             242            --            1,616
  Professional fees
    and outside services            697            1,331            --        2,028             183            --            2,211
  Data processing and
    communications                  972              490            --        1,462             118            --            1,580
  Amortization of
    intangible assets               329               96            --          425              10            --              435
  Other operating                 1,240            2,533            --        3,773             559            --            4,332
----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest
     expense                     11,816           11,164            --       22,980           2,873            --           25,853
----------------------------------------------------------------------------------------------------------------------------------
 Income before
   income taxes                   9,058            8,876            --       17,934           1,183            --           19,117
 Income taxes                     3,282            3,340            --        6,622             300            --            6,922
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   Net Income                   $ 5,776          $ 5,536          $ --     $ 11,312           $ 883          $ --         $ 12,195
==================================================================================================================================


Weighted Average
  Shares Outstanding

  Basic                          17,860           10,071                    38,002           2,921                        43,274
  Diluted                        18,104           10,341                    38,786           2,947                        44,105

Earnings Per Share

  Basic                            0.32             0.55                      0.30            0.30                          0.28
  Diluted                          0.32             0.54                      0.29            0.30                          0.28


See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 1999

                                                                                       Pioneer                           NBT
                                                                               NBT     American                          BSB
                                                                               BSB     Holding                         Pioneer
                                  NBT            BSB         Pro Forma      Combined   Company      Pro Forma         Combined
                             Bancorp Inc.   Bancorp, Inc.   Adjustments    Pro Forma    Corp.      Adjustments        Pro Forma
                             ------------   -------------   -----------    ---------  ----------  ------------       -----------
Interest and fee income:
 Loans                           $ 96,235        $ 151,001      $   --    $ 247,236   $ 19,661       $     --         $ 266,897
 Securities                        38,166           25,038          --       63,204      9,491             --            72,695
 Other                                988              682          --        1,670        237             --             1,907
--------------------------------------------------------------------------------------------------------------------------------
   Total interest
     and fee income:              135,389          176,721          --      312,110     29,389             --           341,499
--------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                          46,067           75,542          --      121,609     10,519             --           132,128
 Borrowings                        14,515           14,034          --       28,549      4,379             --            32,928
--------------------------------------------------------------------------------------------------------------------------------
  Total interest
    expense                        60,582           89,576          --      150,158     14,898             --           165,056
--------------------------------------------------------------------------------------------------------------------------------
 Net interest
    income                         74,807           87,145          --      161,952     14,491             --           176,443
 Provision for
    loan losses                     5,070           19,137          --       24,207        370             --            24,577
--------------------------------------------------------------------------------------------------------------------------------
 Net interest income
   after provision
   for loan losses                 69,737           68,008          --      137,745     14,121             --           151,866
--------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                              3,305            1,104          --        4,409         --             --             4,409
 Service charges on
   deposit accounts                 6,303            4,382          --       10,685      1,635             --            12,320
 Net security
   gains (losses)                   1,716             (231)         --        1,485         88             --             1,573
 Other                              5,097            7,116          --       12,213      1,108             --            13,321
--------------------------------------------------------------------------------------------------------------------------------
  Total noninterest
    income                         16,421           12,371          --       28,792      2,831             --            31,623
--------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and
    employee benefits              25,213           20,386          --       45,599      5,291             --            50,890
  Office supplies
    and postage                     2,436            1,684          --        4,120        534             --             4,654
  Occupancy                         4,317            2,874          --        7,191      1,062             --             8,253
  Equipment                         4,230            1,733          --        5,963        990             --             6,953
  Professional fees
    and outside services            3,325            6,001          --        9,326      1,005             --            10,331
  Data processing and
    communications                  4,091            1,930          --        6,021        437             --             6,458
  Amortization of
    intangible assets               1,278              386          --        1,664         39             --             1,703
  Merger and
    acquisition charges               798            5,408          --        6,206         --             --             6,206
  Other operating                   5,812           10,261          --       16,073      2,024             --            18,097
--------------------------------------------------------------------------------------------------------------------------------
   Total noninterest
    expense                        51,500           50,663          --      102,163     11,382             --           113,545
--------------------------------------------------------------------------------------------------------------------------------
 Income before
    income taxes                   34,658           29,716          --       64,374      5,570             --            69,944
 Income taxes                      12,483           11,491          --       23,974      1,488             --            25,462
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
   Net Income                    $ 22,175         $ 18,225      $   --     $ 40,400    $ 4,082       $     --          $ 44,482
================================================================================================================================


Weighted Average
  Shares Outstanding

  Basic                            17,851           10,138                    38,127      2,902                          43,365
  Diluted                          18,095           10,312                    38,719      2,929                          44,006


Earnings Per
  Share

  Basic                              1.24             1.80                      1.06       1.41                            1.03
  Diluted                            1.23             1.77                      1.04       1.39                            1.01


See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 1998

                                                                                               Pioneer                      NBT
                                                                                    NBT        American                     BSB
                                                                                    BSB        Holding                    Pioneer
                                      NBT             BSB          Pro Forma      Combined     Company      Pro Forma     Combined
                                 Bancorp Inc.    Bancorp, Inc.    Adjustments    Pro Forma      Corp.      Adjustments   Pro Forma
                                -------------    -------------   ------------   -----------   ----------  -------------  ----------
Interest and fee income:
 Loans                             $ 89,399         $ 139,374        $    --     $ 228,773      $ 19,093     $     --     $ 247,866
 Securities                          40,370            25,926             --        66,296         8,729           --        75,025
 Other                                  531               866             --         1,397           480           --         1,877
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest
     and fee income:                130,300           166,166             --       296,466        28,302           --       324,768
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                            48,058            72,387             --       120,445        10,840           --       131,285
 Borrowings                          12,359            12,399             --        24,758         3,479           --        28,237
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest
    expense                          60,417            84,786             --       145,203        14,319           --       159,522
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest
    income                           69,883            81,380             --       151,263        13,983           --       165,246
 Provision for
    loan losses                       5,729            12,931             --       18,660            420           --        19,080
----------------------------------------------------------------------------------------------------------------------------------
 Net interest
   income after
   provision for
   loan losses                       64,154            68,449             --      132,603         13,563           --       146,166
-----------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                                3,115               994             --        4,109             --           --         4,109
 Service charges
   on deposit accounts                5,325             3,714             --        9,039          1,404           --        10,443
 Net security
   gains (losses)                     1,056              (851)            --          205            511           --           716
 Other                                5,417             4,738             --       10,155          1,046           --        11,201
-----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest
    income                           14,913             8,595             --       23,508          2,961           --        26,469
-----------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and
    employee benefits                24,215            19,528             --       43,743          5,071           --        48,814
  Office supplies
    and postage                       2,523             1,998             --        4,521            506           --         5,027
  Occupancy                           4,132             2,911             --        7,043          1,027           --         8,070
  Equipment                           3,599             1,466             --        5,065            773           --         5,838
  Professional fees
    and outside
    services                          3,375             4,086             --        7,461          1,027           --         8,488
  Data processing
    and communications                3,796             2,027             --        5,823            483           --         6,306
  Amortization of
    intangible assets                 1,275               386             --        1,661             39           --         1,700
  Other operating                     7,665             9,581             --       17,246          2,041           --        19,287
-----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest
     expense                         50,580            41,983             --       92,563         10,967           --       103,530
-----------------------------------------------------------------------------------------------------------------------------------
 Income before
   income taxes                      28,487            35,061             --       63,548          5,557           --        69,105
 Income taxes                         5,614            13,542             --       19,156          1,535           --        20,691
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
   Net Income                      $ 22,873          $ 21,519        $    --     $ 44,392       $  4,022      $    --      $ 48,414
===================================================================================================================================

Weighted Average
  Shares Outstanding

  Basic                              17,976            10,006                     37,988          2,894                      43,212
  Diluted                            18,361            10,365                     39,091          2,953                      44,421

Earnings Per Share

  Basic                                1.27              2.15                       1.17           1.39                        1.12
  Diluted                              1.25              2.08                       1.14           1.36                        1.09

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 1997

                                                                                                                           NBT
                                                                                NBT          Pioneer                       BSB
                                                                                BSB          American                    Pioneer
                                  NBT            BSB          Pro Forma       Combined       Holding      Pro Forma      Combined
                             Bancorp Inc.   Bancorp, Inc.    Adjustments     Pro Forma    Company Corp.  Adjustments    Pro Forma
                             ------------   -------------    -----------    -----------   -------------  ------------  -----------
Interest and
  fee income:
 Loans                         $ 81,688        $ 120,750       $     --      $ 202,438         $ 18,101   $     --      $ 220,539
 Securities                      38,536           20,398             --         58,934            8,086         --         67,020
 Other                              607              200             --            807              320         --          1,127
----------------------------------------------------------------------------------------------------------------------------------
   Total interest
     and fee income:            120,831          141,348             --        262,179           26,507         --        288,686
----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                        45,629           60,180             --        105,809           11,337         --         117,146
 Borrowings                      10,418           11,272             --         21,690            1,508         --          23,198
----------------------------------------------------------------------------------------------------------------------------------
  Total interest
    expense                      56,047           71,452             --        127,499           12,845         --         140,344
----------------------------------------------------------------------------------------------------------------------------------
 Net interest
   income                        64,784           69,896             --        134,680           13,662         --         148,342
 Provision for
   loan losses                    4,285           10,814             --         15,099              535         --          15,634
----------------------------------------------------------------------------------------------------------------------------------
 Net interest
   income after
   provision for
   loan losses                   60,499           59,082             --        119,581           13,127         --         132,708
----------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
 Trust                            2,675              709             --          3,384               --         --           3,384
 Service charges on
   deposit accounts               4,942            3,297             --          8,239            1,397         --           9,636
 Net security
   gains (losses)                  (123)             380             --            257              157         --             414
 Other                            3,973            3,762             --          7,735              907         --           8,642
----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest
    income                       11,467            8,148             --         19,615            2,461         --          22,076
----------------------------------------------------------------------------------------------------------------------------------


Noninterest expense:
  Salaries and
    employee benefits            22,111           17,121             --         39,232            5,040         --          44,272
  Office supplies
    and postage                   2,250            1,886             --          4,136              507         --           4,643
  Occupancy                       3,754            2,547             --          6,301            1,026         --           7,327
  Equipment                       2,632            1,378             --          4,010              685         --           4,695
  Professional fees
    and outside services          2,485            2,716             --          5,201              900         --           6,101
  Data processing
    and communications            2,966            1,358             --          4,324              456         --           4,780
  Amortization of
    intangible assets             1,505              386             --          1,891               39         --           1,930
  Other operating                 6,677            9,548             --         16,225            1,427         --          17,652
----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest
     expense                     44,380           36,940             --         81,320           10,080         --          91,400
----------------------------------------------------------------------------------------------------------------------------------
 Income before
   income taxes                  27,586           30,290             --         57,876            5,508         --          63,384
 Income taxes                     9,406           11,641             --         21,047            1,500         --          22,547
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   Net Income                  $ 18,180         $ 18,649        $    --      $  36,829          $ 4,008    $    --        $ 40,837
==================================================================================================================================

Weighted Average
  Shares Outstanding

  Basic                          17,095            9,905                       36,905            2,850                      42,049
  Diluted                        17,393           10,258                       37,909            2,939                      43,214

Earnings Per Share

  Basic                            1.06             1.88                         1.00             1.41                        0.97
  Diluted                          1.05             1.82                         0.97             1.36                        0.94

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Pro forma earnings per share have been calculated on the applicable weighted average number of shares of NBT plus the additional shares of NBT assumed to be issued in the mergers in exchange for the weighted average outstanding shares of BSB and Pioneer American for each applicable period based on the exchange ratios of 2.0 and 1.805, respectively.

(2) Pro forma entry to retire treasury stock held by BSB (approximately 1,174,216 shares having a par value of $.01 per share):

        Common Stock ........................................................            11,742
        Paid in Capital .....................................................        13,445,258
            Treasury Stock ..................................................        13,457,000


        BSB common stock issued at March 31, 2000 ...........................        11,430,761
        Less treasury stock retired above ...................................        (1,174,216)
                                                                                     ----------

        BSB common stock issued and outstanding at March 31, 2000...........        10,256,545
                                                                                    ==========


     Pro forma entry to issue 2.0 shares of NBT common stock in exchange for each share of BSB common stock:


NBT common stock issued at March 31, 2000 ..................................        18,623,435

NBT common stock issued in exchange for BSB common stock after retirement of BSB's treasury stock (10,256,545 shares of BSB common stock times
conversion ratio of 2.0)....................................................        20,513,090
                                                                                    ----------
Combined NBT/BSB pro forma total shares of common stock issued .............        39,136,525

Par value per share of NBT common stock ....................................              $.01
                                                                                   -----------

Combined NBT/BSB pro forma total par value .................................          $391,365
                                                                                   ===========


Actual par value of common stock at March 31, 2000:

NBT ........................................................................          $186,234
BSB (after retirement of treasury shares) ..................................           102,566
                                                                                   -----------

Total ......................................................................         $288,800
                                                                                   ===========

Required increase in par value .............................................          $102,565
                                                                                   ===========

     Entry to conform par value of common stock:

     Paid in Capital.......................................................            102,565
         Common stock......................................................            102,565


     Summary of pro forma entries above:

     Paid in Capital........................................................        13,547,823
         Common Stock.......................................................            90,823
         Treasury Stock.....................................................        13,457,000


(3) Pro forma entry to retire treasury stock held by Pioneer American (approximately 71,060 shares having a par value of $1.00 per share):

         Common Stock.......................................................           71,060
         Paid in Capital....................................................        1,658,739
             Treasury Stock.................................................        1,729,799

         Pro forma entry to issue 1.805 shares of NBT common stock in exchange for each share of Pioneer American common stock. The par value of NBT common stock to be issued is determined as follows:

         Combined  NBT/BSB pro forma common stock issued at March 31, 2000 (note
         1).................................................................      39,136,525

         NBT common stock issued in exchange for Pioneer  American  common stock after retirement of Pioneer American  treasury stock (2,864,307  shares
         of Pioneer American common stock times conversion ratio of 1.805)..       5,170,074
                                                                                 -----------
         Combined pro forma total shares of common stock issued.............      44,306,599

         Par value per share of common stock................................            $.01
                                                                                 -----------

         Combined pro forma total par value.................................    $     443,066
                                                                                  ===========

         Actual par value of common stock at March 31, 2000:

         NBT/BSB combined pro forma (note 1)................................    $     391,365
         Pioneer American (after retirement of treasury shares).............        2,864,307
                                                                                    ---------

         Total..............................................................    $   3,255,672
                                                                                    ==========

         Required decrease in par value.....................................    $   2,812,606
                                                                                   ==========

         Entry to conform par value of common stock:
         Common stock.......................................................       2,812,606
            Paid in Capital.................................................       2,812,606

         Summary of pro forma entries above:

         Common Stock.......................................................       2,883,666
             Paid in Capital................................................       1,153,867
             Treasury Stock.................................................       1,729,799

(4) Authorized, issued and outstanding share information is as follows at March 31, 2000:

------------------------------------------------------------------------------------------------------------------------------------
                                      NBT             BSB             NBT/BSB Pro forma   Pioneer American   NBT/BSB/
                                                                                                             Pioneer American Pro
                                                                                                             forma
------------------------------------------------------------------------------------------------------------------------------------
PREFERRED
------------------------------------------------------------------------------------------------------------------------------------
Authorized                            2,500,000       2,500,000           2,500,000                 --              5,000,000
------------------------------------------------------------------------------------------------------------------------------------
Issued and Outstanding                       --              --                  --                 --                     --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
COMMON
------------------------------------------------------------------------------------------------------------------------------------
Par value                                 $0.01           $0.01               $0.01              $1.00                  $0.01
------------------------------------------------------------------------------------------------------------------------------------
Authorized                           30,000,000      30,000,000          30,000,000         30,000,000            100,000,000
------------------------------------------------------------------------------------------------------------------------------------
Issued                               18,623,435      11,430,761          39,136,525          2,935,367             44,306,599
------------------------------------------------------------------------------------------------------------------------------------
Outstanding                          18,100,868      10,256,545          38,613,958          2,864,307             43,784,032
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(5) The unaudited pro forma condensed combined balance sheet at March 31, 2000, reflects anticipated non-recurring merger and integration costs for both the Pioneer American and BSB mergers. Costs related to the
         Pioneer  American  merger  are  estimated  to be in the  range  of $4.6 million to $5.6 million ($3.3 million to $4.3 million after taxes). Costs related to the BSB merger are estimated to be in the range of $16.0 million to $17.0 million ($11.5 million to $12.5 million after taxes). These estimates include primarily investment banking, legal, accounting, printing, data processing and system integration costs, and employee and contract termination costs. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of income for any of the periods presented.

         The pro forma statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to consummation of the mergers.

         The unaudited pro forma condensed combined balance sheet at March 31, 2000 only reflects merger and integration costs related to the Lake
         Ariel merger that were incurred through March 31, 2000. It is anticipated that there will be an additional $5.0 million of merger and integration costs incurred in the future in connection with the Lake Ariel merger. These additional costs are not recognized in the unaudited pro forma condensed combined balance sheet at March 31, 2000.

         The entries to record the anticipated merger and integration costs on the unaudited pro forma condensed combined balance sheet are as follows:

         BSB
         ---
         Current tax receivable.............................................       4,500,000
         Retained earnings..................................................      12,000,000
             Other liabilities..............................................      16,500,000

         Pioneer American
         ----------------
         Current tax receivable.............................................      1,300,000
         Retained earnings..................................................      3,800,000
             Other liabilities..............................................      5,100,000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  SEC Registration Fee......................................        $ 1,200
                  Printing Expenses.........................................            500
                  Legal Fees and Expenses...................................         10,000
                  Accounting Fees and Expenses..............................         15,000
                  Miscellaneous.............................................            300
                                                                                     ------
                  Total.....................................................        $27,000
                                                                                     ======

         The foregoing amounts are the best estimates of NBT.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         NBT's Bylaws provide as follows:

              ARTICLE VI. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, or as a plan fiduciary with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, or plan fiduciary or in any other capacity while serving as a Director, officer or plan fiduciary, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         Section 2. The right to indemnification  conferred in Section 1 of this
Article VI shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         Section 3. If a claim under Sections 1 or 2 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise shall be on the Corporation.

         Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise.

         Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, or any person serving at the request of the Corporation as an officer, employee or agent of another entity, to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

ITEM 16. EXHIBITS.

         An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-6.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes as follows:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwich, New York on this 27th day of June, 2000.

                                                 NBT Bancorp Inc.

                                                 /s/ Daryl R. Forsythe
                                                 ---------------------
                                                 By: Daryl R. Forsythe
                                                 President and Chief
                                                 Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daryl R. Forsythe and Michael J. Chewens, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them, or any substitute of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           CAPACITY                                    DATE
---------                           --------                                    ----

/s/ Daryl R. Forsythe               President, Chief Executive Officer          June 27, 2000
--------------------------------    and Director (Principal Executive
Daryl R. Forsythe                   Officer)

/s. Michael J. Chewens              Executive Vice President,                   June 27, 2000
--------------------------------    Chief Financial Officer, and Treasurer
Michael J. Chewens                  of NBT and NBT Bank (Principal
                                    Financial and Accounting Officer)

/s/ Everett A. Gilmour              Chairman of the Board of Directors          June 27, 2000
--------------------------------
Everett A. Gilmour

/s/ J. Peter Chaplin                Director                                    June 27, 2000
--------------------------------
J. Peter Chaplin

/s/ Peter B. Gregory                Director                                    June 27, 2000
--------------------------------
Peter B. Gregory

/s/ William C. Gumble               Director                                    June 27, 2000
--------------------------------
William C. Gumble

                                      II-4



/s/ Bruce D. Howe                   Director                                    June 27, 2000
--------------------------------
Bruce D. Howe

                                    Director                                    _______, 2000
-------------------------------
Andrew S. Kowalczyk, Jr.

                                    Director                                    _______, 2000
-------------------------
Dan B. Marshman

/s/ John G. Martines                Director                                    June 27, 2000
--------------------
John G. Martines

                                    Director                                    _______, 2000
-------------------------
John C. Mitchell

/s/ William L. Owens                Director                                    June 27, 2000
--------------------
William L. Owens

                                    Director                                    _______, 2000
-------------------------
Paul O. Stillman

                                  EXHIBIT INDEX





Exhibit
 No.              Description and Method of Filing
------            --------------------------------

5 Opinion of Duane, Morris & Heckscher LLP regarding the legality of the shares of Common Stock being registered (filed herewith)

23.1              Consent of KPMG LLP, independent auditors for NBT Bancorp Inc.
                  (filed herewith)

23.2 Consent of KPMG LLP, independent auditors for Pioneer American Holding Company Corp. (filed herewith)

23.3 Consent of PricewaterhoseCoopers LLP, independent auditors for BSB Bancorp, Inc. (filed herewith)

23.4 Consent of Duane, Morris & Heckscher LLP (contained in their opinion filed as Exhibit 5)

24 Power of Attorney (reference is made to the signature page of the Registration Statement)